Exhibit 99

News Release

Contact:	Charles R. Guarino, Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES DIVIDEND INCREASE

CLEARFIELD, PENNSYLVANIA – August 14, 2007

The Board of Directors of CNB Financial Corporation [Nasdaq: CCNE] has announced the declaration of 16 cents per share quarterly dividend payable on September 14, 2007 to shareholders of record on August 31, 2007. This represents an increase of 6.7% over the second quarter.

Mr. William F. Falger, President and CEO, noted, “Our second quarter earnings were very good, driven by growing net interest income. In light of the positive earnings, we are pleased to be able to increase our dividends for our shareholders.”

CNB Financial Corporation is an $820 million bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-two full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net.